Exhibit 21.01

                            SCHEDULE OF SUBSIDIARIES

           The following are wholly-owned subsidiaries of the Company



     Name                                       State of Incorporation

     Income Builders, Inc.                              Utah

     Triad Financial Systems, Inc.                      Delaware

     American Financial Reinsurance, Inc.               Arizona